CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Nuveen Energy MLP Total Return Fund of our report dated January 26, 2017, relating to the financial statements and financial highlights, which appears in the Nuveen Energy MLP Total Return Fund’s Annual Report on Form N-CSR for the year ended November 30, 2016. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

October 16, 2017